Exhibit 99.1

SERVISFIRST BANCSHARES, INC.

ANNOUNCES TWO-FOR-ONE STOCK SPLIT

BIRMINGHAM, AL (PR Newswire) – November 16, 2016 – ServisFirst Bancshares, Inc., (NASDAQ: SFBS) (“ServisFirst”), the holding company for ServisFirst Bank, today announced that its Board of Directors declared a two-for-one common stock split in the form of a stock dividend. The stock dividend will be payable December 20, 2016 to stockholders of record as of December 5, 2016. Holders of ServisFirst's common stock as of the record date will receive one additional share for every share held on the record date of December 5, 2016.

As a result of the stock split, the total number of shares of common stock outstanding will increase from approximately 26.3 million to approximately 52.6 million. The additional shares of common stock are expected to be distributed on or about December 20, 2016 by ServisFirst's transfer agent, Computershare.

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary, ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Birmingham, Huntsville, Mobile, Montgomery and Dothan, Alabama, Pensacola and Tampa Bay, Florida, Nashville, Tennessee, Atlanta, Georgia, and Charleston, South Carolina. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbank.com.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbank.com or by calling (205) 949-0302.

Contact: ServisFirst Bank

Davis Mange (205) 949-3420

DMange@servisfirstbank.com